EXHIBIT 19.1

Our policy is that no director, officer or other management personnel of U.S. Premium Beef, LLC (the “Company”) (or member of his or her Immediate Family living in the same household) all of whom are referred to as “Associated Persons” may Directly or Indirectly purchase or sell any Restricted Securities while the Associated Person is in possession of Material Non-public Information affecting the Company, National Beef Packing Company, LLC (NBP), Marfrig Global Foods SA (Marfrig), which shall include any of their related companies, or in possession of Material Non-public Information about any enterprise obtained through such Associated Person’s involvement in the activities of the Company. For purposes of this policy, references to the Company, NBP, and Marfrig shall include “Related Companies” which means any subsidiary or affiliate of the Company, NBP or Marfrig, but does not include publicly traded subsidiaries or affiliates of Marfrig that have no common business or industry with the business or industry of the Company or NBP. Associated Persons must also comply with the other “trading procedures” and the “confidentiality” guidelines described below. Failure to comply with this policy could result in disciplinary action by the Company and serious criminal and civil penalties. Capitalized terms in this policy are defined in the Glossary of Terms at the end of this policy. This policy may be amended from time to time to deal with changing circumstances. Each Associated Person must review the most current version of this policy before proceeding with a transaction involving Restricted Securities.

TRADING PROCEDURES

1. Trading In Restricted Securities. Trading in Restricted Securities, which by definition includes securities of the Company, NBP, and Marfrig and any of their Related Companies, by Associated Persons is restricted as provided in this Section 1.

(a) Limited Trading Period. Associated Persons may buy or sell Restricted Securities only during the four periods of time beginning one full business day after the Company has published its financial results of operations for the fiscal quarter and ending 30 days after that date unless the period is further restricted.

(b) USPB Class A and Class B Units. During the 30 day period in which Associated Persons are allowed to buy or sell the Company’s Class A Units and Class B Units, all documents necessary to effect the pricing of the Company’s Class a Units and Class B Units in the transaction must be signed by both parties. A buy or sell transaction involving Class A Units or Class B Units remains subject to Board of Director approval, but Board of Director approval does not need to occur within the 30 day period. Once the necessary documentation is submitted to the Company, the Associated Person will not be allowed to cancel the transaction, if the cancellation is motivated by or is the result of being in possession of Material Non-public Information. Notwithstanding the forgoing, an Associated Person may only buy or sell Class A Units or Class B Units of the Company that are eligible to be traded. Each Associated Person must be guided by sense of fairness to the persons purchasing or selling Class A Units or Class B Units.

(c) “Blackout” Periods. In addition, from time to time, certain Material events (e.g., signing a letter of intent for the acquisition or divestiture of assets) may give rise for the Board of Directors to establish a blackout period. During a blackout period, Associated Persons shall not purchase or sell the affected Restricted Securities, even if the blackout period occurs during the four periods described above when the Associated Person is generally authorized to buy or sell the affected Restricted Securities.

(d) Associated Persons With Material Non-Public Information Further Restricted. When making a decision to purchase or sell Restricted Securities, securities of any of Marfrig’s affilicates or subsidiaries or, when Material Non-public Information about another enterprise (a “Counterparty”) has been obtained through involvement in the activities of the Company, securities of any such Counterparty (whether such purchase or sale is to be completed Directly or Indirectly or through a member of the Associated Person’s Immediate Family living in the same household), the Associated Person should consider whether he or she is in possession of Material Non-public Information. If the Associated Person has Material Non-public Information (even if it is received from someone outside of the Company, NBP or Marfrig such as a broker or other person with Material information about the Company, NBP, Marfrig, a Related Company, another Marfrig subsidiary or affiliate or a Counterparty) the Associated Person should not purchase or sell Restricted Securities or securities of any of Marfrig’s subsidiaries or affiliates or securities of a Counterparty without verifying with the Company’s Chair and CEO that either the information is not Material, or that the information has been previously disclosed to the public.

Acceptable exceptions to the foregoing restriction include a periodic investment program in which regular purchases or sales are made under an established program administered by a broker, and where the timing of the purchase or sale is outside the control of the individual Associated Person. Finally, if a development of major importance is expected to be announced within a short period (a few weeks), transactions should be avoided until after the announcement.

(e) Employee And Director Options Excepted. This Policy does not prohibit the acceptance or exercise of employee or director Options for Restricted Securities of the Company. After exercise of these Options, sales of the Restricted Securities of the Company received are governed by this Policy.

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(f) Gifts of Securities. Gifts of Restricted Securities by Associated Persons may be made at any time if the disposition is a bona fide gift, whether charitable or non-charitable, and not a disposition “for value”. A bona fide gift is one that is not required or inspired by a legal duty or is in any sense a payment to settle a debt or other obligation, and is not made as a reward for past services or hope for future consideration. When making gifts, the Associated Person must not violate the confidentiality, Tipping and other parts of this Policy described below. Making a gift is generally not subject to the short-swing profit prohibitions in Section 16(b) of the Securities Exchange Act of 1934. However, if the donee is a family member sharing the same household and that donee sells the Restricted Securities within six months of a purchase by the Associated Person, the short-swing profit prohibitions may be triggered.

2. Tipping. “Tipping” is prohibited. Company personnel, including Associated Persons, must not advise others about the purchase or sale of any Restricted Securities, any securities of any Marfrig subsidiary or affiliate or securities of any Counterparty based on information learned through Company business or heard from others (whether or not they have a Relationship with the Company). See “Confidentiality” below.

3. Policy Serves As Guidelines; Improper Transactions Should Not Be Undertaken. This policy contains guidelines to prevent the most obvious forms of insider trading. It is the Associated Person’s responsibility, in making any purchases or sales of Restricted Securities, securities of any Marfrig subsidiary or affiliate or securities of any Counterparty, to use his or her own judgment to consider whether these transactions are improper under the securities laws, or might have the appearance of being improper. If the securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, an Associated Person should carefully consider how regulators and potential litigants might view the transaction in hindsight. The same is true of members of the Associated Person’s family, even those who do not live with the Associated Person. If the transactions in Restricted Securities, securities of any Marfrig subsidiary or affiliate or securities of any Counterparty are timed to gain advantage with strategic moves of the Company, this will not look good in the context of a lawsuit or an SEC investigation, even if the Associated Person had nothing to do with their transactions.

CONFIDENTIALITY

1. The general rule should always be that “Company matters stay within the Company.” “Company matters” include matters that are not public relating to NBP, Marfrig, Related Companies, other Marfrig subsidiaries or affiliates or Counterparties that the Associated Person becomes aware of through relationships with the Company. Avoid the temptation to discuss confidential matters with family members and friends.

2. Avoid disclosing Non-public Information relating to Company, NBP, Marfrig or Related Company matters, even to others within the Company, NBP or Marfrig, except on a “need-to-know” basis.

3. Avoid discussing Company, NBP, Marfrig or Related Company matters in public places, such as restrooms, or in the Company’s hallways when persons other than Company personnel are within hearing range.

4. Be careful with documents which contain Non-public Information avoid leaving them in view, and consider destroying them before discarding them.

5. Consider using code names or vague subject references for sensitive projects.

6. Use particular care when handling inquiries from the press and analysts. In most cases, only the CEO should deal with those inquiries.

7. If you see others in the Company being careless with confidential information of the Company, NBP, Marfrig or Related Companies remind them of this Policy. Report any violations of this Policy to the Chair of the Board or CEO. Early reporting may save the Company and the violator from very serious penalties.

PENALTIES FOR VIOLATIONS

1. Disciplinary Action By The Company. Any violation of the above policies by an employee could result in disciplinary action as determined by management, up to and including dismissal. Any violation by a director, officer or other management personnel of the Company will result in disciplinary action by the Board of Directors.

2. Fines And Penalties By The Government. Violations of insider trading laws may result in criminal penalties, including up to ten years in jail and up to $1,000,000 in fines; civil penalties up to $1,000,000 or more; and liability for losses of third parties who traded without the inside information. These penalties apply whether the violator actually traded in the securities or was teh “tipper” and merely passed the information or advice on to others who traded. The Company may be subject to even greater penalties for insider trading by an individual employee or director, even if no one else in the Company was involved.

3. SEC Scrutiny Heightened. The SEC has recently stepped up its investigatory efforts and punishment of those involved in insider trading. Insider trading is simply not worth the risk!

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In case of any questions about the above Policy, contact the Chair of the Board or CEO.

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